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Exhibit 5.13

                 [Letterhead of STITES & HARBISON, PLLC]

        May 12, 2005

Alderwoods Group, Inc.
311 Elm Street
Suite 1000
Cincinnati, OH 45202

Jones Day
77 W. Wacker Drive
Suite 3500
Chicago, IL 60601

  Re:
  $200,000,000 of 7.75% Senior Notes due 2012

Ladies and Gentlemen:

        We have acted as special Kentucky counsel for Alderwoods (Partner), Inc., a Kentucky corporation (the "Covered Guarantor"), in connection with the issuance by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantor (the "Company"), of up to $200,000,000 aggregate principal amount of 7.75% Senior Notes due 2012 (the "Exchange Notes"), pursuant to the Registration Rights Agreement dated as of August 19, 2004 (the "Registration Rights Agreement") among the Company, the subsidiary guarantors, including the Covered Guarantor, listed on Schedule A thereto, Banc of America Securities LLC and Morgan Stanley & Co. Incorporated. The Exchange Notes are being issued pursuant to the Indenture dated as of August 19, 2004 (the "Indenture") between the Company and Wells Fargo Bank, N.A., as trustee. Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Registration Rights Agreement.

        For purposes of this opinion, we have examined the Registration Rights Agreement, Indenture and Guarantee of the Covered Guarantor issued with the Exchange Notes (the "Exchange Guarantee") and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates and documents (including without limitation, those delivered at the Closing) and corporate and other records as we have deemed necessary or appropriate as a basis for the opinions expressed below. As to various questions of fact material to our opinion, we have relied upon the representations made in the Registration Rights Agreement and Indenture and other representations and certifications of fact from the Covered Guarantor, public officials and other sources. In addition, we have made such investigations of law as we have deemed necessary or appropriate for purposes of this opinion.

        Based upon and in reliance upon the foregoing and subject to the assumptions, qualifications and limitations set forth below, it is our opinion that:

  1.
  The Covered Guarantor is a corporation and is validly existing as a corporation in good standing under the laws of the Commonwealth of Kentucky.

  2.
  As of the date of the Indenture, the Covered Guarantor had corporate power and authority to enter into, and as of the date hereof the Covered Guarantor has corporate power and authority to perform its obligations under, the Indenture.

  3.
  The execution, delivery and performance of the Indenture by the Covered Guarantor (i) have been duly authorized by all necessary corporate action on the part of the Covered Guarantor, and (ii) do not contravene any provision of the articles of incorporation or bylaws of the Covered Guarantor.

  4.
  When the Registration Statement has become effective under the Securities Act and the Exchange Guarantee of the Covered Guarantor is delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of the Covered Guarantor will be validly issued by the Covered Guarantor and will constitute a valid and binding obligation of the Covered Guarantor.

        The foregoing opinions are limited by and subject to the following assumptions, qualifications and limitations:

  (a)
  We have assumed without investigation the authenticity and completeness of any document or other instrument submitted to us as an original, the conformity to the original of any document or other instrument submitted to us as a copy, and the genuineness of all signatures on such originals or copies. We have further assumed without investigation that all natural persons who signed documents examined by us had sufficient legal capacity to contract at the time they signed such documents.

  (b)
  We have assumed without investigation: (i) parties other than the Covered Guarantor have the requisite power and authority (corporate and otherwise) to enter into the Registration Rights Agreement, Indenture and other agreements examined by us and to perform their obligations under them; (ii) the due execution and delivery of the Registration Rights Agreement, Indenture and other agreements by parties other than the Covered Guarantor; (iii) the binding effect and enforceability of the Registration Rights Agreement, Indenture and other agreements against parties other than the Covered Guarantor; and (iv) the receipt or making of any consent, approval, order or authorization of, or registration or filing with, any third party or governmental body that is required to be received or made by any party in connection with the execution and delivery of the Registration Rights Agreement, Indenture, Exchange Notes or Exchange Guarantee or the consummation of the transactions contemplated thereby.

  (c)
  We have assumed without investigation that the Covered Guarantor is not a licensed insurance company and does not sell insurance products.

  (d)
  Our opinions are based solely on the laws of the Commonwealth of Kentucky and the federal laws of the United States of America. We express no opinions as to the laws of any other jurisdiction and nothing contained in our opinion should be construed otherwise.

  (e)
  This opinion relates solely to matters existing as of the date hereof, and we disclaim any obligation to update this opinion for events occurring after this date.

  (f)
  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the issuance of the Company's 7 3/4% Senior Notes due 2012, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,
STITES & HARBISON, PLLC
By:	/s/ KENNETH R. SAGAN, A MEMBER

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  Exhibit 5.13